Exhibit 10.5

TRIBUNE PUBLISHING COMPANY
2014 OMNIBUS INCENTIVE PLAN
STOCK OPTION AGREEMENT
THIS STOCK OPTION AGREEMENT (the “Agreement”) is made by and between Tribune Publishing Company, a Delaware corporation (the “Company”), and the employee whose name is set forth below (the “Participant”), and is dated as of [DATE] (the “Date of Grant”). Pursuant to this Agreement, the Company hereby grants to the Participant an Option to purchase the number of shares of Common Stock (“Common Stock”) of the Company as set forth below (the “Option”) at the Exercise Price set forth below. The Option is subject to all of the terms and conditions set forth in this Agreement as well as all of the terms and conditions of the Tribune Publishing Company 2014 Omnibus Incentive Plan (as amended from time to time in accordance with the terms thereof, the “Plan”), all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

Participant:	[NAME]
Shares of Common Stock Subject to the Option:	[●]
Exercise Price:	$[●] (The exercise price is the closing price of a share of Common Stock reported on the NYSE on the Date of Grant.)
Expiration Date:	[7th anniversary of grant date]

1.Vesting Schedule. Provided that the Participant has not undergone a termination of employment with the Company and its Affiliates prior to the applicable Vesting Date, the Option shall vest and become exercisable as follows:

Vesting Date	# of Shares

2.Exercise.
(a)Method of Exercise. The Option may be exercised by the Participant giving notice to the Company or its designated agent in accordance with instructions generally applicable to all holders of Options. The Option may be exercised only in respect of whole shares of Common Stock. At the time of exercise, the Participant must pay the aggregate Exercise Price for the portion of the Option being exercised and any applicable withholding taxes or similar taxes, charges or fees. The Participant may pay such amounts in cash, in shares of Common Stock, or in any combination thereof. The Participant may also arrange for such amounts to be paid through a broker-assisted exercise program established by the Company or pursuant to any other mechanism or in any other manner and subject to such terms and conditions as may be permitted or approved by the Committee. For the avoidance of doubt, the Participant must receive prior written approval of the Committee to use any method for the payment of the tax withholding other than in immediately available funds in U.S. dollars.
(a)    Tax Withholding. In connection with any exercise, the Participant will be required to satisfy applicable withholding tax obligations as provided in Section 17(c) of the Plan.
(b)    Compliance with Laws. The granting and exercising of the Option, and any other obligations of the Company under this Agreement shall be subject to all Applicable Laws and to such approvals by any regulatory or governmental agency as may be required. The Committee, in its sole discretion, may postpone the issuance or delivery of Common Stock hereunder as the Committee may consider appropriate and may require the Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Common Stock hereunder in compliance with applicable laws, rules, and regulations.
3.    Termination of Options.
(a)    Normal Termination Date. Unless earlier terminated pursuant to Section 3(b) or Section 4, the Option shall terminate at the expiration of the Option Period.
(b)    Early Termination.
(i)    Death or Disability. Upon termination of employment of the Participant by reason of death or Disability, all of the Option shall fully vest and remain exercisable for one year following the Participant’s termination of employment, but not later than the expiration of the Option Period.
(ii)    For Cause. Upon a termination of employment of the Participant for Cause, all of the Option (whether vested or unvested) shall immediately be cancelled and forfeited for no consideration.
(iii)    Any Other Reason. Upon termination of employment of the Participant for any other reason (i.e., other than due to death, Disability or for Cause), the unvested portion of an Option shall immediately be cancelled and forfeited for no consideration, and the vested portion of such Option shall remain exercisable for 90 days following termination of the Participant’s employment, but not later than the expiration of the Option Period.
4.    Change in Control. Unless the Committee shall determine that the Participant will receive an Alternative Award satisfying the conditions set forth in the Plan, in the event of a Change in Control prior to the applicable Vesting Date, each vested and unvested Option shall become fully and immediately vested and, if so directed by the Committee, cancelled in exchange for a payment equal to the excess, if any, of the price paid for a share of Common Stock in the transaction resulting in the Change in Control over the applicable Option Price.
5.    General.
(a)    No Rights as Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Common Stock subject to the Option unless and until such shares shall have been issued and delivered to the Participant.
(b)    Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement and accepting the Option, the Participant acknowledges: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that this Agreement does not create any contractual or other right to receive future grants of Options or any other Award; (iii) that participation in the Plan is voluntary; (iv) that the value of the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (v) that the future value of the Common Stock is unknown and cannot be predicted with certainty.
(c)    No Rights to Continued Employment. Neither this Agreement nor any action taken hereunder shall be construed as giving the Participant any right to be retained in the employ of the Company or any of its Affiliates.
(d)    Delivery of Documents. The Participant agrees that the Company may deliver by email all notices and documents relating to the Plan or this Option (including, without limitation, a copy of the Plan) and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the Securities and Exchange Commission). The Participant also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it shall notify the Participant by email or such other reasonable manner as then determined by the Company.
(e)    Confidentiality. The Participant acknowledges having read and understood the Company’s policies on confidentiality as set forth in the Company’s Code of Ethics and Business Conduct, the Employee Handbook and the Policy on Trading in Securities (collectively, the “Confidentiality Policies”) and hereby agrees that during the Participant’s employment with the Company and its Affiliates and any time thereafter, the Participant will continue to abide by the terms of the Confidentiality Policies, including with respect to any materials or information received in connection with the Option.
(f)    Data Privacy Consent. As a condition of the grant of the Option, the Participant consents to the collection, use and transfer of personal data as described in this paragraph. The Participant understands that the Company and its Affiliates hold certain personal information about the Participant, including his or her name, home address and telephone number, date of birth, social security number, salary, nationality, job title, ownership interests or directorships held in the Company or its Affiliates, and details of all Awards awarded, cancelled, exercised, vested or unvested (“Data”). The Participant further understands that the Company and its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of the Participant’s participation in the Plan, and that the Company and any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.
(g)    Entire Agreement, etc. Except as otherwise provided by an applicable employment agreement between the Participant and the Company or an Affiliate, this Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations, and negotiations in respect thereto. No change, modification, or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the Company and the Participant. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Committee. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.
(h)    Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.
(i)    Acceptance of Agreement. The Participant has indicated his or her consent and acknowledgment of the terms of this Agreement and the Plan by executing this Agreement pursuant to the instructions provided to the Participant by or on behalf of the Company. The Participant acknowledges receipt of the Plan, and as an express condition to the grant of the Option under the Agreement, agrees to be bound by the terms of both this Agreement and the Plan. The Participant and the Company hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if the Participant and the Company executed this Agreement in paper form.

4